FOR RELEASE:	Contact:
Monday, October 27, 2003	In Puerto Rico:
Robert P. Schoene
Phone: (787) 720-2638
In New York City:
Steven Anreder and Gary Fishman
Phone: (800) 421-1003

ORIENTAL FINANCIAL GROUP RAISES

$68 MILLION IN TWO ISSUES

SAN JUAN, Puerto Rico, October 27, 2003 — Oriental Financial Group Inc. (NYSE: OFG) today announced that it recently raised $68.3 million through the issuance of trust redeemable preferred securities and noncumulative monthly income preferred stock, with proceeds to be used to support the Group’s strategic growth plan.

On September 17, 2003, the Group raised $35.0 million through the sale of trust redeemable preferred securities issued by Oriental Financial (PR) Statutory Trust II, a wholly owned special purpose subsidiary of the Group. The Group also raised $33.3 million on September 30, 2003, through the sale of 1.38 million shares of 7.0% Noncumulative Monthly Income Preferred Stock, Series B, issued by the Group.

“These instruments provide us with highly cost effective capital that further strengthens our equity base as well as our ability to expand our banking and financial services capabilities in pursuit of our growth plans,” said José Enrique Fernandez, Chairman, President and CEO.

The Series B Preferred Stock (NYSE: OFGPrB) is redeemable at the Group’s option beginning on October 31, 2008. In general, Puerto Rico residents will be subject to a 10% income tax on dividends paid on such preferred stock. Non-residents who claim an exemption will not be subject to Puerto Rico withholding tax although they may be subject to income taxation in their place of residence. The Group intends to use the net proceeds of the Series B Preferred Stock for general corporate purposes, which may include making capital contributions and loans to its banking and non-banking subsidiaries, establishing new branches, and increasing working capital.

Oriental Financial Group
Raises $68 Million in Two Issues
Monday, October 27, 2003

The Series B Preferred Stock were sold to the public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

The trust redeemable preferred securities have a par value of $35 million and bear interest of 4.09%. Said rate is adjusted quarterly beginning on December 17, 2003 at a rate based on 3-month LIBOR plus 2.95%. The securities mature on December 17, 2033 and may be redeemed at par after five years.

The trust redeemable preferred securities have not been registered under the Securities Act of 1933, the Puerto Rico Uniform Securities Act, or any state securities law, and have been offered exclusively outside the United States and Puerto Rico. The trust redeemable preferred securities may not be offered or sold in the United States and Puerto Rico absent registration or an applicable exemption from registration requirements.

About Oriental Financial Group

Oriental Financial Group Inc. is a financial holding company operating under U.S. and Puerto Rico banking laws and regulations. It provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration in the continental U.S. and Puerto Rico through a wholly owned subsidiary, Caribbean Pension Consultants, Inc., which is headquartered in Boca Raton, Florida. The Group’s core businesses include a full range of consumer, commercial and mortgage banking services offered through 23 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services. More information about the Group may be obtained at www.OrientalOnline.com.

Forward-Looking Statements

This release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other considerations.